Issuer Free Writing Prospectus Filed pursuant to Rule 433(d) Registration No. 333-230007 August 3, 2020 2020 -1 EETC Investor Presentation August 3, 2020 Issuer Free Writing Prospectus Filed pursuant to Rule 433(d) Registration No. 333-230007 August 3, 2020 2020 -1 EETC Investor Presentation August 3, 2020

IMPORTANT DISCLOSURES Statements in this presentation (or otherwise made by JetBlue or on JetBlue’s behalf) contain various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which represent our management’s beliefs and assumptions concerning future events. When used in this document and in documents incorporated herein by reference, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, the COVID-19 pandemic and the outbreak of any other disease or similar public health threat that affects travel demand or behavior; restrictions on our business related to the financing we accepted under the CARES Act; our significant fixed obligations and substantial indebtedness; risk associated with execution of our strategic operating plans in the near-term and long-term; the recording of a material impairment loss of tangible or intangible assets; our extremely competitive industry; volatility in financial and credit markets which could affect our ability to obtain debt and/or lease financing or to raise funds through debt or equity issuances; volatility in fuel prices, maintenance costs and interest rates; our reliance on high daily aircraft utilization; our ability to implement our growth strategy; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on a limited number of suppliers, including for aircraft, aircraft engines and parts and vulnerability to delays by those suppliers; our dependence on the New York and Boston metropolitan markets and the effect of increased congestion in these markets; our reliance on automated systems and technology; our being subject to potential unionization, work stoppages, slowdowns or increased labor costs; our presence in some international emerging markets that may experience political or economic instability or may subject us to legal risk; reputational and business risk from information security breaches or cyber-attacks; changes in or additional domestic or foreign government regulation, including new or increased tariffs; changes in our industry due to other airlines' financial condition; acts of war or terrorism; global economic conditions or an economic downturn leading to a continuing or accelerated decrease in demand for air travel; adverse weather conditions or natural disasters; and external geopolitical events and conditions. It is routine for our internal projections and expectations to change as the year or each quarter in the year progresses, and therefore it should be clearly understood that the internal projections, beliefs and assumptions upon which we base our expectations may change prior to the end of each quarter or year. Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Further information concerning these and other factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to, the Company's 2019 Annual Report on Form 10-K and its 2020 Quarterly Reports on Form 10-Q. In light of these risks and uncertainties, the forward-looking events discussed in this presentation might not occur. Our forward-looking statements speak only as of the date of this presentation. Other than as required by law, we undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise. This Presentation highlights basic information about JetBlue and the offering described herein. Because it is a summary, it does not contain all of the information that you should consider before investing. JetBlue has filed a registration statement (including a prospectus therein) and a related preliminary prospectus supplement with the SEC for the offering to which this presentation relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement (including the risk factors described therein) and other documents JetBlue has filed with the SEC for more complete information about JetBlue and the offering described herein. You may get these documents free of charge by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, JetBlue, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplements if you request it by calling Morgan Stanley & Co. LLC (“Morgan Stanley”) at 1-800-718-1649. This presentation also includes certain “non-GAAP financial measures” as defined under the Exchange Act and in accordance with Regulation G. We have included reconciliations of theses non-GAAP financial measures to the most directly comparable financial measures calculated and provided in accordance with U.S. GAAP within the Appendix A section of this presentation. Three independent appraisal and consulting firms have prepared appraisals of the aircraft that are hereinafter described. The appraisal of Aviation Specialists Group, Inc. (“ASG”) is dated July 6, 2020; the appraisal of BK Associates, Inc. (“BK”) is dated July 23, 2020; and the appraisal of Morten Beyer & Agnew, Inc. (“MBA”) is dated July 16, 2020. The appraised values provided by ASG are presented as of June 30, 2020, the appraisal value provided by BK are presented as of July 1, 2020, and the appraisal values provided by MBA are presented as of July 1, 2020. The appraisals do not purport to, and do not, reflect the current market value of such aircraft. Such appraisals of such aircraft are subject to a number of significant assumptions and methodologies (which differ among the appraisers) and were prepared without a physical inspection of such aircraft. Appraisals that are more current or are based on other assumptions and methodologies (or a different maintenance status or a physical inspection of such aircraft or reflect events occurring since the date of the appraisals) may result in valuations that are materially different from those contained in such appraisals of such aircraft. Please review the appraisal letters for additional details regarding the assumptions, qualifications and limitations related thereto. IMPORTANT DISCLOSURES Statements in this presentation (or otherwise made by JetBlue or on JetBlue’s behalf) contain various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which represent our management’s beliefs and assumptions concerning future events. When used in this document and in documents incorporated herein by reference, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, the COVID-19 pandemic and the outbreak of any other disease or similar public health threat that affects travel demand or behavior; restrictions on our business related to the financing we accepted under the CARES Act; our significant fixed obligations and substantial indebtedness; risk associated with execution of our strategic operating plans in the near-term and long-term; the recording of a material impairment loss of tangible or intangible assets; our extremely competitive industry; volatility in financial and credit markets which could affect our ability to obtain debt and/or lease financing or to raise funds through debt or equity issuances; volatility in fuel prices, maintenance costs and interest rates; our reliance on high daily aircraft utilization; our ability to implement our growth strategy; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on a limited number of suppliers, including for aircraft, aircraft engines and parts and vulnerability to delays by those suppliers; our dependence on the New York and Boston metropolitan markets and the effect of increased congestion in these markets; our reliance on automated systems and technology; our being subject to potential unionization, work stoppages, slowdowns or increased labor costs; our presence in some international emerging markets that may experience political or economic instability or may subject us to legal risk; reputational and business risk from information security breaches or cyber-attacks; changes in or additional domestic or foreign government regulation, including new or increased tariffs; changes in our industry due to other airlines' financial condition; acts of war or terrorism; global economic conditions or an economic downturn leading to a continuing or accelerated decrease in demand for air travel; adverse weather conditions or natural disasters; and external geopolitical events and conditions. It is routine for our internal projections and expectations to change as the year or each quarter in the year progresses, and therefore it should be clearly understood that the internal projections, beliefs and assumptions upon which we base our expectations may change prior to the end of each quarter or year. Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Further information concerning these and other factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to, the Company's 2019 Annual Report on Form 10-K and its 2020 Quarterly Reports on Form 10-Q. In light of these risks and uncertainties, the forward-looking events discussed in this presentation might not occur. Our forward-looking statements speak only as of the date of this presentation. Other than as required by law, we undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise. This Presentation highlights basic information about JetBlue and the offering described herein. Because it is a summary, it does not contain all of the information that you should consider before investing. JetBlue has filed a registration statement (including a prospectus therein) and a related preliminary prospectus supplement with the SEC for the offering to which this presentation relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement (including the risk factors described therein) and other documents JetBlue has filed with the SEC for more complete information about JetBlue and the offering described herein. You may get these documents free of charge by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, JetBlue, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplements if you request it by calling Morgan Stanley & Co. LLC (“Morgan Stanley”) at 1-800-718-1649. This presentation also includes certain “non-GAAP financial measures” as defined under the Exchange Act and in accordance with Regulation G. We have included reconciliations of theses non-GAAP financial measures to the most directly comparable financial measures calculated and provided in accordance with U.S. GAAP within the Appendix A section of this presentation. Three independent appraisal and consulting firms have prepared appraisals of the aircraft that are hereinafter described. The appraisal of Aviation Specialists Group, Inc. (“ASG”) is dated July 6, 2020; the appraisal of BK Associates, Inc. (“BK”) is dated July 23, 2020; and the appraisal of Morten Beyer & Agnew, Inc. (“MBA”) is dated July 16, 2020. The appraised values provided by ASG are presented as of June 30, 2020, the appraisal value provided by BK are presented as of July 1, 2020, and the appraisal values provided by MBA are presented as of July 1, 2020. The appraisals do not purport to, and do not, reflect the current market value of such aircraft. Such appraisals of such aircraft are subject to a number of significant assumptions and methodologies (which differ among the appraisers) and were prepared without a physical inspection of such aircraft. Appraisals that are more current or are based on other assumptions and methodologies (or a different maintenance status or a physical inspection of such aircraft or reflect events occurring since the date of the appraisals) may result in valuations that are materially different from those contained in such appraisals of such aircraft. Please review the appraisal letters for additional details regarding the assumptions, qualifications and limitations related thereto.

TABLE OF CONTENTS I. Update on Recent Events II.Transaction Overview III. Collateral Overview IV. 2Q 2020 Earnings Update 3 TABLE OF CONTENTS I. Update on Recent Events II.Transaction Overview III. Collateral Overview IV. 2Q 2020 Earnings Update 3

I. Update on Recent Events I. Update on Recent Events

PROACTIVELY POSITIONING JETBLUE TO WEATHER THE STORM

ROBUST BALANCE SHEET

- $3.4B of liquidity at 2Q close, equal to 42% of 2019 revenue
- Cash burn at $7.7M/day[2] by end of 2Q, better than expectations; continue to expect $7-9M/day in 3Q
- Adjusted Debt to Cap ratio at 55%[1] [3]

OTHER LIQUIDITY ACTIONS

- Raised ~$750M through secured term loan and $118M through sale leaseback transactions during 2Q; additional sale leaseback transactions entered into in July 2020 and under contract and review
- Evaluating CARES Act Loan Program of $1.14B

2Q 2020 EARNINGS

- 2Q revenue down (90%) YoY; capacity down (85%) YoY; OpEx down (66%) YoY (GAAP), down (50%) YoY (non-GAAP) [3]
- GAAP loss per share of ($1.18); non-GAAP loss per share of ($2.02) [3]

3Q 2020 PLANNING ASSUMPTION[4]

- Expect 3Q 2020 YoY revenue down ~(80%); recent trends denote high volatility; tracking broadly to L-shape forecast
- Expect 3Q capacity down at least ~(45%) YoY

(1) As of June 30, 2020
(2) Cash burn includes net sales, operating cash outlays, working capital timing, and excludes financing for future aircraft deliveries. This cash burn includes SW&B paid with PSP funds. Excludes CARES Act Payroll Support Program payment
(3) Refer to reconciliations of non-GAAP financial measures in Appendix A
(4) Current planning assumption as of July 28, 2020; does not constitute guidance or expectations as to actual results but used for liquidity planning purposes

jetBlue 2020
5

MAINTAINING A STRONG LIQUIDITY POSITION



1,799
691
67
78
150
550
403
533
936
717
118
3,434
3/31/20 Liquidity(1)
Cash from Ops(2)
CAPEX
Debt Payments
Barclays Point Purchase
Drawn Credit Revolver
Payroll Support Program(3)
Term Loan After Fees
Sale Leaseback Transactions
Total Liquidity as of 6/30/20(1)

In late April, JetBlue applied for the Loan Program of the CARES Act and as a result expects to have the ability, through September 30, 2020, to borrow up to approximately **$1.14 billion** from the Treasury for a term of up to five years with an interest rate of LIBOR plus margin[4]

[1] Cash, cash equivalents and short-term investments, and restricted cash obtained pursuant to the CARES Act PSP.
[2] Operating cash burn through June 30, 2020. Cash burn includes net sales, operating cash outlays, working capital timing, and excludes financing for future aircraft deliveries. This cash burn includes SW&B paid with PSP funds
[3] Includes $403M of PSP funds used to pay for SW&B and $533M of remaining restricted PSP funds
[4] We have entered into a non-binding letter of intent with the Treasury for the Loan Program but have not yet decided if we will participate. Any loans issued under the Loan Program are expected to be senior secured obligations of the Company, with collateral to be determined

jetBlue 2020

6

FOCUSED ON NEAR AND LONG TERM RECOVERY PLAN • Balance capacity, aligning variable costs to revenue trends • Support cash generation with tactical network actions 1. Reduce Cash Burn • Reduce working capital and near-term CAPEX • Generate operating cash, working towards positive free cash flow • Reduce fixed cost base to support recovery efforts 2. Rebuild Margins • Balance ROIC-accretive fleet and technology investments • Aim to achieve pre-COVID investment grade metrics • Balance CAPEX in light of required debt payments 3. Repair Balance Sheet • Maintain liquidity to mitigate impact of demand environment 7 FOCUSED ON NEAR AND LONG TERM RECOVERY PLAN • Balance capacity, aligning variable costs to revenue trends • Support cash generation with tactical network actions 1. Reduce Cash Burn • Reduce working capital and near-term CAPEX • Generate operating cash, working towards positive free cash flow • Reduce fixed cost base to support recovery efforts 2. Rebuild Margins • Balance ROIC-accretive fleet and technology investments • Aim to achieve pre-COVID investment grade metrics • Balance CAPEX in light of required debt payments 3. Repair Balance Sheet • Maintain liquidity to mitigate impact of demand environment 7

EXECUTING STRATEGY TO MANAGE SHORT TERM AND ACCELERATE RECOVERY Agreement reached with LAWA to grow LAX to 70 daily departures by 2025 SHORT- MEDIUM TERM ACTIONS LONG TERM ACTIONS • Leveraging Newark access to strengthen New York Focus City • Partnering with American Airlines to bring low-fares, increase options for Northeast customers • Reallocating assets to reflect demand environment, generate cash; maintaining flexibility to adjust capacity as needed • Consolidating Long Beach operation to LAX to drive efficiency in near-term; solidifying Transcon success, and setting up platform for future growth • Permanently closing Long Beach, and tactically suspending under-performing margin routes • Improving connectivity in Fort Lauderdale to strengthen competitive advantage, complement point-to-point model 8 EXECUTING STRATEGY TO MANAGE SHORT TERM AND ACCELERATE RECOVERY Agreement reached with LAWA to grow LAX to 70 daily departures by 2025 SHORT- MEDIUM TERM ACTIONS LONG TERM ACTIONS • Leveraging Newark access to strengthen New York Focus City • Partnering with American Airlines to bring low-fares, increase options for Northeast customers • Reallocating assets to reflect demand environment, generate cash; maintaining flexibility to adjust capacity as needed • Consolidating Long Beach operation to LAX to drive efficiency in near-term; solidifying Transcon success, and setting up platform for future growth • Permanently closing Long Beach, and tactically suspending under-performing margin routes • Improving connectivity in Fort Lauderdale to strengthen competitive advantage, complement point-to-point model 8

II. Transaction Overview II. Transaction Overview

TRANSACTION OVERVIEW • JetBlue Airways Corporation (“JetBlue ” or “JBLU”) intends to raise $807,792,000 through the offering of Pass Through Equipment Trust Certificates, Series 2020-1A and 2020-1B (the “Certificates”) − The Class A face amount of $635,462,000 (the “Class A Certificates”) − The Class B face amount of $172,330,000 (the “Class B Certificates”) • The Equipment Notes underlying the Certificates will have the benefit of a security interest in 24 Airbus A321 aircraft − 17 Airbus A321-231 aircraft delivered new to JetBlue between January 2015 and January 2017 − 7 Airbus A321-271NX aircraft delivered new to JetBlue between June 2019 and February 2020 (1) • The Certificates offered in the transaction will consist of two tranches of amortizing debt : − Class A senior tranche amortizing over 12.2 years, with a 59.0% / 59.5% Initial / Max LTV − Class B senior tranche amortizing over 8.2 years, with a 75.0% / 75.7% Initial / Max LTV • The transaction’s legal structure will include: − Standard cross-collateralization, cross-default and buy-out rights − Liquidity facilities covering three successive semi-annual interest payments on the Certificates − Interest on Eligible Pool Balance of the Class B Certificates is paid ahead of principal on the Class A Certificates • JBLU will retain the right to issue subordinated tranches on or after the Issuance Date • Structuring Agent: Morgan Stanley • Joint Bookrunners: Morgan Stanley, Goldman Sachs, Barclays, and BNP Paribas • Liquidity Facility Provider: Natixis, acting via its New York Branch (1) Initial LTV for the Class A and Class B Certificates is calculated as of August 17, 2020, which is assumed to be the closing date of the offering (the “Issuance Date”). Maximum LTV for the Class A and Class B Certificates is calculated as of November 15, 2020, which is assumed to be the first Regular Distribution Date. 10 TRANSACTION OVERVIEW • JetBlue Airways Corporation (“JetBlue ” or “JBLU”) intends to raise $807,792,000 through the offering of Pass Through Equipment Trust Certificates, Series 2020-1A and 2020-1B (the “Certificates”) − The Class A face amount of $635,462,000 (the “Class A Certificates”) − The Class B face amount of $172,330,000 (the “Class B Certificates”) • The Equipment Notes underlying the Certificates will have the benefit of a security interest in 24 Airbus A321 aircraft − 17 Airbus A321-231 aircraft delivered new to JetBlue between January 2015 and January 2017 − 7 Airbus A321-271NX aircraft delivered new to JetBlue between June 2019 and February 2020 (1) • The Certificates offered in the transaction will consist of two tranches of amortizing debt : − Class A senior tranche amortizing over 12.2 years, with a 59.0% / 59.5% Initial / Max LTV − Class B senior tranche amortizing over 8.2 years, with a 75.0% / 75.7% Initial / Max LTV • The transaction’s legal structure will include: − Standard cross-collateralization, cross-default and buy-out rights − Liquidity facilities covering three successive semi-annual interest payments on the Certificates − Interest on Eligible Pool Balance of the Class B Certificates is paid ahead of principal on the Class A Certificates • JBLU will retain the right to issue subordinated tranches on or after the Issuance Date • Structuring Agent: Morgan Stanley • Joint Bookrunners: Morgan Stanley, Goldman Sachs, Barclays, and BNP Paribas • Liquidity Facility Provider: Natixis, acting via its New York Branch (1) Initial LTV for the Class A and Class B Certificates is calculated as of August 17, 2020, which is assumed to be the closing date of the offering (the “Issuance Date”). Maximum LTV for the Class A and Class B Certificates is calculated as of November 15, 2020, which is assumed to be the first Regular Distribution Date. 10

JETBLUE AIRWAYS SERIES 2020-1 EETC

	Class A Certificates	Class B Certificates
Initial Face Amount	$635,462,000	$172,330,000
Ratings (Moody's / Fitch)	A2 / A	Baa2 / BBB
Initial / Max LTV[(1)]	59.0% / 59.5%	75.0% / 75.7%
Weighted Average Life (Years)[(2)]	7.7	5.1
Regular Distribution Dates	May 15 and November 15	May 15 and November 15
Final Expected Regular Distribution Date[(3)]	November 15, 2032	November 15, 2028
Final Legal Distribution Date[(4)]	May 15, 2034	May 15, 2030
Section 1110 Protection	Yes	Yes
Liquidity Facility	Three consecutive semiannual interest payments	Three consecutive semiannual interest payments

(1) Initial LTV for the Certificates is calculated as of the Issuance Date. Maximum LTV for the Class A and Class B Certificates is calculated as of November 15, 2020, which is assumed to be the first Regular Distribution Date
(2) Weighted Average life is calculated as of the Issuance Date
(3) Each series of Equipment Notes will mature on the final expected Regular Distribution Date for the related class of Certificates
(4) The Final Legal Distribution Date for the each class of the Certificates is the date that is 18 months after the final expected Regular Distribution Date for the relevant Certificates, which represents the period corresponding to the applicable Liquidity Facility coverage on such certificates of three consecutive semiannual interest payments

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11

AIRCRAFT COLLATERAL SUMMARY

- JetBlue obtained appraised values for the aircraft from Aviation Specialist Group, Inc. ("ASG"), BK Associates, Inc. ("BK") and Morten Beyer & Agnew, Inc. ("mba"). Aggregate LMM appraised value is approximately $1.08 billion(1)
  - LMM(1) of the appraisals indicates a minimum collateral cushion of 40.5% and 24.3% on the Class A Certificates and Class B Certificates, respectively(2), which increases over time as the Class A and Class B Certificates amortize

Aircraft Number	Aircraft Type(3)	MSN	Registration Number	Body Type	MINT / HD	Engine Type	MTOW (lbs)	Month of Delivery	Appraised Values (USD millions) mba	ASG	BK	LMM
1	A321-231	6425	N946JL	NB	MINT	V2533-A5	205,030	January 2015	$38.29	$37.60	$35.94	37.28
2	A321-231	6448	N947JB	NB	MINT	V2533-A5	205,030	February 2015	37.54	36.80	35.31	36.55
3	A321-231	6560	N948JB	NB	HD	V2533-A5	205,030	April 2015	36.82	36.80	34.30	35.97
4	A321-231	6575	N949JT	NB	HD	V2533-A5	205,030	May 2015	37.00	36.80	34.53	36.11
5	A321-231	6609	N950JT	NB	HD	V2533-A5	205,030	May 2015	38.50	40.50	38.38	38.50
6	A321-231	6663	N952JB	NB	HD	V2533-A5	205,030	June 2015	37.42	37.00	34.97	36.46
7	A321-231	6725	N954JB	NB	HD	V2533-A5	205,030	August 2015	37.97	37.70	35.80	37.16
8	A321-231	6903	N959JB	NB	HD	V2533-A5	205,030	December 2015	39.37	38.60	37.53	38.50
9	A321-231	6930	N961JT	NB	MINT	V2533-A5	205,030	January 2016	40.47	40.10	39.35	39.97
10	A321-231	7018	N964JT	NB	MINT	V2533-A5	205,030	March 2016	45.44	44.30	44.90	44.88
11	A321-231	6988	N962JT	NB	MINT	V2533-A5	205,030	April 2016	41.39	40.90	40.62	40.90
12	A321-231	7257	N967JT	NB	MINT	V2533-A5	205,030	August 2016	42.20	41.80	42.15	42.05
13	A321-231	7305	N968JT	NB	MINT	V2533-A5	205,030	September 2016	42.43	41.80	42.43	42.22
14	A321-231	7353	N969JT	NB	MINT	V2533-A5	205,030	October 2016	42.65	42.60	42.69	42.65
15	A321-231	7415	N970JB	NB	MINT	V2533-A5	205,030	November 2016	42.53	42.10	42.21	42.21
16	A321-231	7455	N972JT	NB	HD	V2533-A5	205,030	December 2016	42.75	42.20	42.76	42.57
17	A321-231	7520	N975JT	NB	HD	V2533-A5	205,030	January 2017	43.00	43.00	42.90	42.97
18	A321-271NX	8823	N2002J	NB	HD	PW1133G-JM	206,132	June 2019	55.69	55.50	57.50	55.69
19	A321-271NX	8893	N2016J	NB	HD	PW1133G-JM	206,132	October 2019	56.80	57.20	58.22	57.20
20	A321-271NX	9054	N2029J	NB	HD	PW1133G-JM	206,132	November 2019	57.08	57.20	58.67	57.20
21	A321-271NX	8971	N2017J	NB	HD	PW1133G-JM	206,132	November 2019	57.08	57.20	58.72	57.20
22	A321-271NX	9145	N2038J	NB	HD	PW1133G-JM	206,132	December 2019	57.36	57.20	59.13	57.36
23	A321-271NX	9121	N2027J	NB	HD	PW1133G-JM	206,132	December 2019	57.36	57.20	59.32	57.36
24	A321-271NX	9016	N2039J	NB	HD	PW1133G-JM	206,132	February 2020	57.76	58.10	60.24	58.10
Total												1,077.06

(1) The lesser of the mean and median ("LMM") appraised values as appraised by ASG, BK and mba as of June 30, 2020, July 1, 2020 and July 1, 2020, respectively. Each appraisal indicates the appraised base value of each aircraft, adjusted as described in such appraisal. An appraisal is only an estimate of value and should not be relied upon as a measure of realizable value. See Appendix II of the Preliminary Prospectus Supplement for information regarding each appraiser's appraisal methodology
(2) Minimum collateral cushion is calculated as of November 15, 2020, the first Regular Distribution Date, using the Maximum LTV set forth under "Prospectus Supplement Summary – Loan to Aircraft Value Ratios" in the Preliminary Prospectus Supplement
(3) Seating capacity is 200 seats in JetBlue's standard configuration ("HD") and 159 seats in JetBlue's Mint configuration ("MINT")

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12

AIRCRAFT VALUES, DEPRECIATION, & LTV SCHEDULES

		Total Aircraft	Debt Balance		Principal Amortization		LTV	
Date	Period	Value[1]	Class A	Class B	Class A	Class B	Class A	Class B
At Issuance	0.0	$1,077,056,667	$635,462,000	$172,330,000	-	-	59.0%	75.0%
November 15, 2020	0.2	1,067,116,024	635,462,000	172,330,000	-	-	59.5%	75.7%
May 15, 2021	0.7	1,049,413,652	614,670,643	163,339,662	20,791,357	8,990,338	58.6%	74.1%
November 15, 2021	1.2	1,031,711,280	593,879,287	154,349,325	20,791,357	8,990,338	57.6%	72.5%
May 15, 2022	1.7	1,014,008,908	573,087,930	145,358,987	20,791,357	8,990,338	56.5%	70.9%
November 15, 2022	2.2	996,306,536	552,296,574	136,368,650	20,791,357	8,990,338	55.4%	69.1%
May 15, 2023	2.7	978,604,164	531,505,217	127,378,312	20,791,357	8,990,338	54.3%	67.3%
November 15, 2023	3.2	960,901,792	510,713,860	118,387,975	20,791,357	8,990,338	53.1%	65.5%
May 15, 2024	3.7	943,199,420	489,922,504	109,397,637	20,791,357	8,990,338	51.9%	63.5%
November 15, 2024	4.2	925,497,048	469,131,147	100,407,300	20,791,357	8,990,338	50.7%	61.5%
May 15, 2025	4.7	907,794,676	448,339,791	91,416,962	20,791,357	8,990,338	49.4%	59.5%
November 15, 2025	5.2	890,092,304	427,548,434	82,426,624	20,791,357	8,990,338	48.0%	57.3%
May 15, 2026	5.7	872,389,932	406,757,078	73,436,287	20,791,357	8,990,338	46.6%	55.0%
November 15, 2026	6.2	854,687,560	385,965,721	64,445,949	20,791,357	8,990,338	45.2%	52.7%
May 15, 2027	6.7	836,985,188	365,174,364	55,455,612	20,791,357	8,990,338	43.6%	50.3%
November 15, 2027	7.2	819,282,816	344,383,008	46,465,274	20,791,357	8,990,338	42.0%	47.7%
May 15, 2028	7.7	801,580,444	323,591,651	37,474,937	20,791,357	8,990,338	40.4%	45.0%
November 15, 2028	8.2	783,878,072	302,800,295		20,791,357	37,474,937	38.6%	-
May 15, 2029	8.7	766,175,700	282,008,938		20,791,357	-	36.8%	-
November 15, 2029	9.2	748,473,329	261,217,581		20,791,357	-	34.9%	-
May 15, 2030	9.7	730,770,957	240,426,225		20,791,357	-	32.9%	-
November 15, 2030	10.2	712,210,291	219,634,868		20,791,357	-	30.8%	-
May 15, 2031	10.7	692,993,885	198,843,512		20,791,357	-	28.7%	-
November 15, 2031	11.2	672,840,429	178,052,155		20,791,357	-	26.5%	-
May 15, 2032	11.7	651,977,941	157,260,798		20,791,357	-	24.1%	-
November 15, 2032	12.2	630,405,741	-		157,260,798		-	

[1] Total Aircraft Value at issuance is the sum of the lesser of the LMM of the adjusted base value of each aircraft as appraised by ASG, BK, and mba. Total Aircraft Value for any other date shown assumes that the value of each aircraft depreciates annually by approximately 3% of the appraised value at delivery per year for the first 15 years after delivery of such Aircraft by the Aircraft manufacturer, by approximately 4% per year thereafter for the next five years and by approximately 5% per year each year after that.

13

KEY STRUCTURAL ELEMENTS

Classes of Certificates Offered	• Each class of Certificates will benefit from a separate liquidity facility covering three consecutive semi-annual interest payments
Waterfall	• Same waterfall both before and after an event of default • Interest on Eligible Pool Balance of Class B Certificates is paid ahead of principal on the Class A Certificates
Cross-Collateralization	• The Equipment Notes will be cross-collateralized by all aircraft in the portfolio • All indentures will include cross-default provisions
Buyout Rights	• If subordinated certificates are issued, after a Certificate Buyout Event, subordinated Certificate holders have the right to purchase all (but not less than all) of the then outstanding more senior classes of Certificates at par plus accrued and unpaid interest
Substitution Rights	• JetBlue may, at any time and from time to time, substitute an aircraft in JBLU 2020-1 with one or more aircraft (other than widebody aircraft) of the same or a different model of the same manufacturer (or any of its affiliates) as the aircraft being replaced as long as certain conditions are satisfied • These conditions include but are not limited to i) written confirmation from rating agencies that substituting such aircraft for the replaced aircraft will not result in a withdrawal, suspension or downgrading of the rating of any Class of Certificates then rated by such rating agencies that remain outstanding, ii) the airframe of the substitute aircraft has a manufacture date no earlier than one year prior to that of the original airframe subject to the lien of the related indenture on the Issuance Date and iii) the aggregate appraised value of the substitute aircraft is of equal or greater value than the aircraft being substituted
Collateral	• 24x A321 aircraft, strategically core to JetBlue's fleet operations, delivered between January 2015 and February 2020
Additional Certificates	• JetBlue retains the option to issue subordinated classes of Certificates at any time on or after the Issuance Date

jetBlue 2020

14

III. Collateral Overview III. Collateral Overview

YOUNG, NARROWBODY ASSETS SECURE JBLU 2020-1 EETC

JBLU 2020-1

- The JBLU 2020-1 collateral pool consists entirely of narrowbody aircraft that were delivered new to JetBlue between January 2015 and February 2020
- Of the 36 aircraft delivered to JetBlue since 2017, 24 are included in the JBLU 2020-1 collateral pool. These aircraft represent some of JetBlue's youngest aircraft:

	Average Age(1)	
	JetBlue Fleet	JBLU 2020-1 Pool
All Aircraft Variant	11.0 years	-
A321ceo	4.0 years	4.4 years
A321neo	0.6 years	0.6 years

JETBLUE FLEET BY AIRCRAFT TYPE(2)



Average Aircraft Age(1): 14.8 years
130
Average Aircraft Age(1): 11.7 years
60
Average Aircraft Age(1): 4.0 years
63
46
17
Average Aircraft Age(1): 0.6 years
10
3
7
A320
E190
A321ceo
A321neo
JBLU 2020-1 Aircraft

Source: JetBlue
(1) Represents the simple average calculated as of the Issuance Date
(2) Aircraft count as of June 30, 2020

jetBlue 2020
16

THE COLLATERAL: AIRBUS A321-200

The Airbus A321-200 has continued the heritage of the A320 family's "most marketable aircraft" reputation

- Recent vintages of the A321-200 have been able to command higher market valuations due to the implementation of certain enhancements
  - Sharklets improve fuel burn and increase the range by over 100nm, providing US transcontinental range
  - Maximum seating was also increased to take advantage of traffic growth, allowing for over 200 passengers
- The A321-200 offers lower seat-mile costs compared to other similarly sized aircraft, with the added benefit of more capacity at slot-constrained airports

A321-200 Liquidity / Market Update

- Currently, there are 565 A321-200 aircraft in service / on order with approximately 49 operators
- Backlog is now only 35 aircraft as production shifts to the A321neo; production likely to end in 2021
- Use of the A321 has become widespread in China, with the A321 establishing itself as the standard bearer on high-capacity single-aisle domestic routes
- The A321-200s continue the A320 family's heritage as one of the most in-demand aircraft on the market, leveraging a large customer base and commonality with the A320 family
- Freighter conversion programs are providing good end-of-life prospects, with first due in 2020

Airbus A321-200 Fleet Distribution


Lat. Am & Carribean 4.0 %
Middle East 3.0 %
Europe 27.0 %
Asia-Pacific 36.0 %
North America 30.0 %

Top 5 A321-200 Operators (In Service / Stored / On Order)

Operator	Quantity
American Airlines	219
Delta Air Lines	127
China Southern Airlines	99
Turkish Airlines	68
JetBlue Airways	66
Total	**579**

Top 5 A321-200 Lessors (In Service / Stored / On Order)

Operator	Quantity
AerCap	73
Avolon	51
BBAM	48
BOC Aviation	41
Air Leased	38
Total	**251**

Source: Cirium Fleets Analyzer, Ascend Asset Market Commentary as of Q2 2020

jetBlue 2020

17

THE COLLATERAL: AIRBUS A321neo

The Airbus A321neo is the most prominent competing narrowbody aircraft to the Boeing 737 Max

- Compelling economics and payload/range capability at top of single-aisle market, with fuel burn savings at more than 15% over the Ceo
- A321neo ACF with 240 seats now in service, as well as first A321LRs, already operating transatlantic scheduled services
  - XLR launch set for 2023, over 380 aircraft on order; longest range single-aisle at 4,700nm
- Expected to be one of the first aircraft in the skies once capacity starts to return in H2

A321neo Liquidity / Market Update

- Currently, there are 100 A321neo aircraft in service / on order with around 26 operators
- Backlog has increased to 3,000 A321neos from almost 100 customers, following gain of over 140 new orders in Q1
- Broad customer base including large low-cost carriers
- **Market values have been reviewed in the COVID-19 environment and remain stable, the type has not been subjected to any distressed sales**
- Full commonality with the rest of the A320neo family, and a high degree of commonality with the A320ceo (including pilot type rating), helping make this one of the most liquid narrowbodies
- Lessors have already placed neo family aircraft into airlines which are all ceo operators, in small quantities, without any difficulty

Airbus A321neo Fleet Distribution



Lat. Am & Carribean 6%
Undisclosed 3%
Middle East 7%
North America 16%
Asia-Pacific 49%
Europe 19%

Top 5 A321-neo Operators (In Service / Stored / On Order)

Operator	Quantity
IndiGo	398
AirAsia	351
Wizz Air	206
VietJet Air	138
American airlines	120
Total	**1,213**

Top 5 A321neo Lessors (In Service / Stored / On Order)

Operator	Quantity
Air Lease	178
AerCap	133
GECAS	117
China Aircraft Leasing	66
Aviation Capital Group	41
Total	**535**

Source: Cirium Fleets Analyzer, Ascend Asset Market Commentary as of Q2 2020

jetBlue 2020

18

2020-1 POSITION OF COLLATERAL IN JETBLUE'S FLEET

Strategic Importance to JetBlue

A321-231HD (200 Core Seats)



- The nine A321-231HD aircraft included in the JBLU 2020-1 portfolio offer 38 more seats than a restyled A320, enabling growth at slot and gate constrained airports without adding frequency
- The A321-231HD frees resources by providing similar capacity on less frequency; changing JFK-FLL from 8x A320s (1,296 seats) to 6x A321s (1,200 seats), two aircraft and two JFK slots are freed up

A321-231LD (143 Core, 16 Mint Seats)



- The eight A321-231LD aircraft included in the JBLU 2020-1 portfolio are equipped with Mint: JetBlue's industry leading, lie-flat, premium product
- JetBlue utilizes the A321-231LD primarily on Transcon routes, some of which are now the most profitable routes for JetBlue like JetBlue's LAX Mint Franchise (JFK, BOS and FLL)

A321-271NX HD (200 Core Seats)



- The seven A321-271NX HD aircraft included in the JBLU 2020-1 portfolio are 15% more fuel efficient than their CEO counterparts and thus provide even more network flexibility
- The aircraft's better fuel and engine performance enable JetBlue to extend its range to nearly 3,000 miles and better serve airports with shorter runways, obstructions or operational constraints

Source: JetBlue as of July 14, 2020

jetBlue 2020

19

QUESTIONS? QUESTIONS?

IV. 2Q 2020 Earnings Update IV. 2Q 2020 Earnings Update

SUMMARY FINANCIALS 2Q 2020 METRIC 2Q 2020 2Q 2019 Change YoY ASM (millions) 2,413 16,029 (84.9%) RASM (cents) 8.91 13.14 (32.2%) CASM (cents) 25.90 11.58 123.7% (1) CASM ex-Fuel (cents) 36.95 8.46 336.6% Fuel ($/gallon) 0.96 2.16 (55.4%) Earnings per Share (GAAP) (1.18) 0.59 (1) Earnings per Share (Non-GAAP) (2.02) 0.60 (1) Refer to reconciliations of non-GAAP financial measures in Appendix A 22 SUMMARY FINANCIALS 2Q 2020 METRIC 2Q 2020 2Q 2019 Change YoY ASM (millions) 2,413 16,029 (84.9%) RASM (cents) 8.91 13.14 (32.2%) CASM (cents) 25.90 11.58 123.7% (1) CASM ex-Fuel (cents) 36.95 8.46 336.6% Fuel ($/gallon) 0.96 2.16 (55.4%) Earnings per Share (GAAP) (1.18) 0.59 (1) Earnings per Share (Non-GAAP) (2.02) 0.60 (1) Refer to reconciliations of non-GAAP financial measures in Appendix A 22

MANAGING SHORT TERM BOOKINGS VOLATILITY



REVENUE YOY GROWTH
Actual
Estimate
Current planning assumption(1)
-94%
-93%
-83%
-15%
-90%
-80%
April
May
June
1Q
2Q
3Q(1)

- **Demand bottomed in mid-April; some improvement through the end of 2Q started in late May**
  - 2Q 2020 revenue declined (90%) YoY, driven by acute demand challenges
  - Small improvement in volumes stalled in July
- **Expect continued volatility in 3Q bookings**
  - Based on latest forward bookings and current planning assumptions, estimating 3Q revenue decline of approximately (80%) YoY for planning purposes
  - Demand continues to be driven by COVID-19 infection rates and quarantine measures in place

(1) Current planning assumption as of July 28, 2020; does not constitute guidance

jetBlue 2020
23

ADJUSTING CAPACITY TO EVOLVING DEMAND TRENDS



ASM YOY GROWTH
Flown
Planned
Current planning assumption(1)
-85%
-91%
-79%
-4%
-85%
-45%
April
May
June
1Q
2Q
3Q(1)

- **Significant capacity reductions in 2Q in response to lower demand**
  - 2Q capacity down (85%) YoY; continued to manage scheduled and close-in cancels
  - Near-term capacity actions aimed at generating cash
- **3Q capacity aimed at cash generation opportunities**
  - Planning Q3 capacity decline of at least ~(45%) YoY; managing capacity to drive improvements in bookings and revenue
  - Adapting quickly to volatile revenue trends; reduced August schedules ~20% in late July in response to demand stalling in July

(1) Current planning assumption as of July 28, 2020; does not constitute guidance

jetBlue 2020
24

REBUILDING OUR MARGINS THROUGH COST EXECUTION

YOY OPERATING EXPENSES



Actual GAAP
Actual Non-GAAP (1)
Planned
Current planning assumption(2)
7%
-4%
-35%
-45%
-55%
-49%
-50%
-64%
-71%
-64%
-66%
April
May
June
1Q
2Q
3Q(1)

COST INITIATIVES

- **Aggressive cost reductions and capacity actions in response to changes in demand**
  - Managing variable and fixed costs in the short term, with capacity actions to protect liquidity and generate cash
- **Planning for margin recovery through cost restructuring efforts**
  - Permanently removing fixed costs, maximizing variable/fixed ratio

jetBlue 2020

(1) Operating expenses excluding special items; refer to reconciliations of non-GAAP financial measures in Appendix A
(2) Current planning assumption as of July 28, 2020; does not constitute guidance

25

REDUCING OUR CAPITAL EXPENDITURES (2) REVISED CAPEX FLEET Actual Planned (1) As of 12/31/2020 (US$ million) As of 12/31/2019 1 13 6 800 - 850 35 35 28 28 130 130 175 67 60 60 (1) (1) (1) 2Q 3Q* 2020* 2019 2020* E190 A320 A321 HD A321 Mint A321neo HD A220 st • Expect to continue revisiting CAPEX based on recovery trends • On July 1 , took delivery of one A321neo, fleet count 263 • Remaining 2020 NEO deliveries expected to be financed • Anticipate taking three more A321neos and one A220 through sale leasebacks (1) Current planning assumption as of June 30, 2020; does not constitute guidance. Please refer to Appendix B for latest order book 26 REDUCING OUR CAPITAL EXPENDITURES (2) REVISED CAPEX FLEET Actual Planned (1) As of 12/31/2020 (US$ million) As of 12/31/2019 1 13 6 800 - 850 35 35 28 28 130 130 175 67 60 60 (1) (1) (1) 2Q 3Q* 2020* 2019 2020* E190 A320 A321 HD A321 Mint A321neo HD A220 st • Expect to continue revisiting CAPEX based on recovery trends • On July 1 , took delivery of one A321neo, fleet count 263 • Remaining 2020 NEO deliveries expected to be financed • Anticipate taking three more A321neos and one A220 through sale leasebacks (1) Current planning assumption as of June 30, 2020; does not constitute guidance. Please refer to Appendix B for latest order book 26

TAKING ACTION TO PROTECT LIQUIDITY

LEVERAGE


Adjusted
Debt to Cap (2)
34%
44%
55%
Dec 31 2019
Mar 31 2020
Jun 30 2020

- Raised ~$750M via term loan, exceeding initial expectations
- Executed $118M in sale leaseback ("SLB") transactions in 2Q; additional SLBs executed in July 2020 and under contract
- Received $251M under CARES Act PSP. Evaluating CARES Act Loan Program for $1.14B as contingency plan

DEBT REPAYMENTS[1]


Principal
Interest
(US$ million)
Actuals
Planned
102
19
78
30 (3)
93
41
89
44
1Q
2Q
3Q (1)
4Q (1)

[1] Cash outflows related to debt repayment schedule (principal and interest) as of 6/30/2020; does not give effect to any future debt raises (including this offering) and does not constitute guidance

[2] Refer to reconciliations of non-GAAP financial measures in Appendix A

[3] $32M additional cash outflows during period related to financing fees

jetBlue 2020

27

Appendices Appendices

APPENDIX A Non-GAAP Financial Measures JetBlue sometimes uses non-GAAP financial measures in this presentation. Non-GAAP financial measures are financial measures that are derived from the consolidated financial statements, but that are not presented in accordance with generally accepted accounting principles in the United States, or GAAP. We believe these non-GAAP financial measures provide a meaningful comparison of our results to others in the airline industry and our prior year results. Investors should consider these non-GAAP financial measures in addition to, and not as a substitute for, our financial performance measures prepared in accordance with GAAP. Further, our non-GAAP information may be different from the non-GAAP information provided by other companies. The information in Appendix A provides an explanation of each non-GAAP financial measure and shows a reconciliation of non-GAAP financial measures used in this presentation to the most directly comparable GAAP financial measures. 29 APPENDIX A Non-GAAP Financial Measures JetBlue sometimes uses non-GAAP financial measures in this presentation. Non-GAAP financial measures are financial measures that are derived from the consolidated financial statements, but that are not presented in accordance with generally accepted accounting principles in the United States, or GAAP. We believe these non-GAAP financial measures provide a meaningful comparison of our results to others in the airline industry and our prior year results. Investors should consider these non-GAAP financial measures in addition to, and not as a substitute for, our financial performance measures prepared in accordance with GAAP. Further, our non-GAAP information may be different from the non-GAAP information provided by other companies. The information in Appendix A provides an explanation of each non-GAAP financial measure and shows a reconciliation of non-GAAP financial measures used in this presentation to the most directly comparable GAAP financial measures. 29

2Q 2020 FINANCIAL RESULTS

US$ Millions	2Q 2020	2Q 2019	Var %
Total Operating Revenues	215	2,105	(89.8)
Aircraft fuel and related taxes	29	484	(94.0)
Salaries, wages and benefits	477	576	(17.1)
Landing fees and other rents	62	121	(48.8)
Depreciation and amortization	140	127	10.2
Aircraft rent	16	25	(36.7)
Sales and marketing	8	75	(89.6)
Maintenance, materials and repairs	73	168	(56.4)
Other operating expenses	124	277	(55.3)
Special items	(304)	2	(13,121.7)
Operating (Loss) Income	**(410)**	**250**	**(264.3)**
Other Income (Expense)	(40)	(14)	(198.6)
(Loss) income before income taxes	**(450)**	**236**	**(290.2)**
Income tax (benefit) expense	(130)	57	(326.8)
NET (LOSS) INCOME	**(320)**	**179**	**(278.6)**
Pre-Tax Margin	**(209.2%)**	**11.2%**	**(220.4) pts**
(Loss) Earnings per Share (EPS) (GAAP)	**($1.18)**	**$0.59**	
Adj. Pre-Tax Margin[1]	**(351.0%)**	**11.3%**	**(362.3) pts**
Adj. (Loss) Earnings per Share (EPS)[1] (Non- GAAP)	**($2.02)**	**$0.60**	

jetBlue 2020

[1] Refer to reconciliations of non-GAAP financial measures in this Appendix A

30

Operating expense per available seat mile, excluding fuel and related taxes, other non-airline operating expenses, and special items (“CASM Ex-Fuel”) Operating expenses per available seat mile, or CASM, is a common metric used in the airline industry. We exclude aircraft fuel and related taxes, operating expenses related to other non-airline businesses, such as JetBlue Technology Ventures and JetBlue Travel Products, and special items from operating expenses to determine CASM ex-fuel, which is a non-GAAP financial measure. In 2020, special items include contra expenses recognized on the utilization of payroll support grants received under the CARES Act and the impairment charge of our Embraer E190 fleet. Special items for 2019 include one-time costs related to the Embraer E190 fleet transition as well as one-time costs related to the implementation of our pilots' collective bargaining agreement. We believe that CASM ex-fuel is useful for investors because it provides investors the ability to measure financial performance excluding items beyond our control, such as fuel costs, which are subject to many economic and political factors, or not related to the generation of an available seat mile, such as operating expense related to certain non-airline businesses. We believe this non-GAAP measure is more indicative of our ability to manage airline costs and is more comparable to measures reported by other major airlines. LOCATION NON-GAAP FINANCIAL MEASURE RECONCILIATION OF OPERATING EXPENSE PER ASM, EXCLUDING FUEL ($ in millions, per ASM data in cents) (unaudited) Three Months Ended Six Months Ended June 30, June 30, 2020 2019 2020 2019 $ per ASM $ per ASM $ per ASM $ per ASM Total operating expenses $ 625 $ 25. 90 $ 1, 855 $ 11. 58 $ 2, 547 $ 14. 72 $ 3, 652 $ 11. 60 Less: Aircraft fuel and related taxes 29 1. 21 484 3. 02 394 2. 28 921 2. 93 Other non-airline expenses 9 0. 36 12 0. 09 22 0. 13 23 0. 07 Special items (304) (12.62) 2 0. 01 (102) (0.59) 14 0. 04 Operating expenses, excluding fuel $ 891 $ 36. 95 $ 1, 357 $ 8. 46 $ 2, 233 $ 12. 90 $ 2, 694 $ 8. 56 31 Operating expense per available seat mile, excluding fuel and related taxes, other non-airline operating expenses, and special items (“CASM Ex-Fuel”) Operating expenses per available seat mile, or CASM, is a common metric used in the airline industry. We exclude aircraft fuel and related taxes, operating expenses related to other non-airline businesses, such as JetBlue Technology Ventures and JetBlue Travel Products, and special items from operating expenses to determine CASM ex-fuel, which is a non-GAAP financial measure. In 2020, special items include contra expenses recognized on the utilization of payroll support grants received under the CARES Act and the impairment charge of our Embraer E190 fleet. Special items for 2019 include one-time costs related to the Embraer E190 fleet transition as well as one-time costs related to the implementation of our pilots' collective bargaining agreement. We believe that CASM ex-fuel is useful for investors because it provides investors the ability to measure financial performance excluding items beyond our control, such as fuel costs, which are subject to many economic and political factors, or not related to the generation of an available seat mile, such as operating expense related to certain non-airline businesses. We believe this non-GAAP measure is more indicative of our ability to manage airline costs and is more comparable to measures reported by other major airlines. LOCATION NON-GAAP FINANCIAL MEASURE RECONCILIATION OF OPERATING EXPENSE PER ASM, EXCLUDING FUEL ($ in millions, per ASM data in cents) (unaudited) Three Months Ended Six Months Ended June 30, June 30, 2020 2019 2020 2019 $ per ASM $ per ASM $ per ASM $ per ASM Total operating expenses $ 625 $ 25. 90 $ 1, 855 $ 11. 58 $ 2, 547 $ 14. 72 $ 3, 652 $ 11. 60 Less: Aircraft fuel and related taxes 29 1. 21 484 3. 02 394 2. 28 921 2. 93 Other non-airline expenses 9 0. 36 12 0. 09 22 0. 13 23 0. 07 Special items (304) (12.62) 2 0. 01 (102) (0.59) 14 0. 04 Operating expenses, excluding fuel $ 891 $ 36. 95 $ 1, 357 $ 8. 46 $ 2, 233 $ 12. 90 $ 2, 694 $ 8. 56 31

Operating Expenses, Operating Income, Income before Taxes, Net Income and Earnings per Share, excluding special items

Our GAAP results in the applicable periods were impacted by charges that are deemed special items. We believe the impacts of these items make our results difficult to compare to prior periods as well as future periods and guidance. In 2020, special items include contra expenses recognized on the utilization of payroll support grants received under the CARES Act and the impairment charge of our Embraer E190 fleet. Special items for 2019 include one-time costs related to the Embraer E190 fleet transition as well as one-time costs related to the implementation of our pilots' collective bargaining agreement. We believe the impacts of these items distort our overall trends and that our metrics and results are enhanced with the presentation of our results excluding the impact of these items. The table below provides a reconciliation of our GAAP reported amounts to the non-GAAP amounts excluding the impacts of these items.

NON-GAAP FINANCIAL MEASURE
RECONCILIATION OF OPERATING EXPENSE, INCOME BEFORE TAXES, NET INCOME AND EARNINGS PER SHARE EXCLUDING SPECIAL ITEMS
(in millions, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,	
	2020	2019	2020	2019
Total operating revenues	$ 215	$ 2,105	$ 1,803	$ 3,977
Total operating expenses	$ 625	$ 1,855	$ 2,547	$ 3,652
Less: Special items	(304)	2	(102)	14
Total operating expenses excluding special items	$ 929	$ 1,853	$ 2,649	$ 3,638
Operating (loss) income	$ (410)	$ 250	$ (744)	$ 325
Add back: Special items	(304)	2	(102)	14
Operating (loss) income excluding special items	$ (714)	$ 252	$ (846)	$ 339
Operating margin excluding special items	-332.6%	12.0%	-46.9%	8.5%
(Loss) income before income taxes	$ (450)	$ 236	$ (804)	$ 294
Add back: Special items	(304)	2	(102)	14
(Loss) income before income taxes excluding special items	$ (754)	$ 238	$ (906)	$ 308
Pre-tax margin excluding special items	-351.0%	11.3%	-50.2%	7.8%
Net (loss) income	$ (320)	$ 179	$ (588)	$ 221
Add back: Special items	(304)	2	(102)	14
Less: Income tax (expense) benefit related to special items	(76)	1	(26)	3
Net (loss) income excluding special items	$ (548)	$ 180	$ (664)	$ 232
(Loss) Earnings Per Common Share:				
Basic	$ (1.18)	$ 0.60	$ (2.14)	$ 0.73
Add back: Special items, net of tax	(0.84)	-	(0.28)	0.03
Basic excluding special items	$ (2.02)	$ 0.60	$ (2.42)	$ 0.76
Diluted	$ (1.18)	$ 0.59	$ (2.14)	$ 0.73
Add back: Special items, net of tax	(0.84)	0.01	(0.28)	0.03
Diluted excluding special items	$ (2.02)	$ 0.60	$ (2.42)	$ 0.76

jetBlue 2020

32

Monthly Operating Expense, excluding special items

Our GAAP results in the applicable periods were impacted by charges that are deemed special items. We believe the impacts of these items make our results difficult to compare to prior periods as well as future periods and guidance. In 2020, special items include contra expenses recognized on the utilization of payroll support grants received under the CARES Act and the impairment charge of our Embraer E190 fleet. Special items for 2019 include one-time costs related to the Embraer E190 fleet transition as well as one-time costs related to the implementation of our pilots' collective bargaining agreement. We believe the impacts of these items distort our overall trends and that our metrics and results are enhanced with the presentation of our results excluding the impact of these items. The table below provides a reconciliation of our GAAP reported amounts to the non-GAAP amounts excluding the impacts of these items.

NON-GAAP FINANCIAL MEASURE
RECONCILIATION OF MONTHLY OPERATING EXPENSE EXCLUDING SPECIAL ITEMS
(in millions) (unaudited)

	Month ended					
	2020			2019		
	April 30,	May 31,	June 30,	April 30,	May 31,	June 30,
Total operating expenses	$ 219	$ 182	$ 224	$ 607	$ 631	$ 617
Less:						
Special items	(113)	(99)	(92)	1	1	-
Operating expenses, excluding special items	$ 332	$ 281	$ 316	$ 606	$ 630	$ 617

jetBlue 2020

33

Adjusted Debt to Capitalization Ratio Adjusted debt to capitalization ratio is a non-GAAP financial metric which we believe is helpful to investors in assessing the company's overall debt profile. Adjusted debt includes aircraft operating lease liabilities, in addition to total debt and finance leases, to present estimated financial obligations. Adjusted capitalization represents total equity plus adjusted debt. LOCATION NON-GAAP FINANCIAL MEASURE ADJUSTED DEBT TO CAPITALIZATION RATIO (in millions) (unaudited) June 30, 2020 December 31, 2019 Long-term debt and finance leases $ 3,430 $ 1,990 Current maturities of long-term debt and finance leases 362 344 Short-term borrowings 984 - Operating lease liabilities - aircraft 163 183 Adjusted debt 4,939 2,517 Long-term debt and finance leases 3,430 1,990 Current maturities of long-term debt and finance leases 362 344 Short-term borrowings 984 - Operating lease liabilities - aircraft 163 183 Stockholders' equity 4,094 4,799 Adjusted capitalization 9,033 7,316 Adjusted debt to capitalization ratio 55% 34% 34 Adjusted Debt to Capitalization Ratio Adjusted debt to capitalization ratio is a non-GAAP financial metric which we believe is helpful to investors in assessing the company's overall debt profile. Adjusted debt includes aircraft operating lease liabilities, in addition to total debt and finance leases, to present estimated financial obligations. Adjusted capitalization represents total equity plus adjusted debt. LOCATION NON-GAAP FINANCIAL MEASURE ADJUSTED DEBT TO CAPITALIZATION RATIO (in millions) (unaudited) June 30, 2020 December 31, 2019 Long-term debt and finance leases $ 3,430 $ 1,990 Current maturities of long-term debt and finance leases 362 344 Short-term borrowings 984 - Operating lease liabilities - aircraft 163 183 Adjusted debt 4,939 2,517 Long-term debt and finance leases 3,430 1,990 Current maturities of long-term debt and finance leases 362 344 Short-term borrowings 984 - Operating lease liabilities - aircraft 163 183 Stockholders' equity 4,094 4,799 Adjusted capitalization 9,033 7,316 Adjusted debt to capitalization ratio 55% 34% 34

APPENDIX B: CONTRACTUAL ORDER BOOK A220 A321NEO A321NEO LR Total (1) 2020 1 7 8 2021 7 5 5 17 2022 8 4 3 15 Total 16 12 12 40 Delivery schedule, as of June 30, 2020 (1) Includes 3 deliveries received in 1Q 2020 35 APPENDIX B: CONTRACTUAL ORDER BOOK A220 A321NEO A321NEO LR Total (1) 2020 1 7 8 2021 7 5 5 17 2022 8 4 3 15 Total 16 12 12 40 Delivery schedule, as of June 30, 2020 (1) Includes 3 deliveries received in 1Q 2020 35